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                                                                    Exhibit 99.6

                           2,413,356 SHARES (MAXIMUM)

                             CHARTWELL LEISURE INC.

                    COMMON STOCK (PAR VALUE $.01 PER SHARE)

                      INITIALLY OFFERED PURSUANT TO RIGHTS
                          DISTRIBUTED TO STOCKHOLDERS


To Securities Dealers, Commercial Banks,
Brokers, Trust Companies and Other Nominee holders of Common Stock of Chartwell Leisure Inc.:

          Enclosed is a Prospectus, dated February __, 1997 (the "Prospectus"), relating to the offering of up to approximately 2,413,356 shares of common stock, par value $.01 per share (the "Common Stock"), of Chartwell Leisure Inc., a Delaware corporation (the "Company"), at a subscription price of $14.00 per share in cash, pursuant to transferable subscription rights ("Rights") initially distributed to holders of record ("Rights Holders") of shares of Common Stock as of the close of business on February __, 1997 (the "Record Date"). The Rights are described in the Prospectus and evidenced by a Subscription Certificate (a "Subscription Certificate") registered in your name or the name of your nominee.

          Each beneficial owner of Common Stock registered in your name or the name of your nominee is entitled to .23 Rights for each share of Common Stock so owned by such beneficial owner on the Record Date. In lieu of fractional shares, the aggregate number of Rights issued in respect of each beneficial owner will be rounded up to the next whole number, upon your timely request on the enclosed Certification and Request for Additional Rights.

          We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name, or in the name of your nominee to obtain instructions with respect to the Rights. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

          Enclosed are copies of the following documents:

          1.   The Prospectus;
          2. A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Rights;

          3.   Certification and Request for Additional Rights;
          4.   A question and answer sheet;
          5.   A Nominee Holder Oversubscription Certification; and
          6.   A Notice of Guaranteed Delivery.

          Your prompt action is requested. The Rights will expire at 5:00 p.m. New York City Time on March __, 1997, unless extended by the Company (the "Expiration Date").
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          TO EXERCISE RIGHTS, PROPERLY COMPLETED AND EXECUTED SUBSCRIPTION
CERTIFICATE(S) (UNLESS THE GUARANTEED DELIVERY PROCEDURES ARE COMPLIED WITH) AND PAYMENT IN FULL FOR ALL RIGHTS EXERCISED MUST BE DELIVERED TO THE SUBSCRIPTION AGENT AS INDICATED IN THE PROSPECTUS PRIOR TO THE EXPIRATION DATE. EXERCISE OF OVERSUBSCRIPTION PRIVILEGES (AS DEFINED IN THE PROSPECTUS) MUST BE ACCOMPANIED BY A COMPLETED NOMINEE HOLDER SUBSCRIPTION CERTIFICATION.

          Additional copies of the enclosed materials may be obtained from ChaseMellon Shareholder Services, L.L.C. Rights Holders requesting assistance or information may call the Information Agent, ChaseMellon Shareholder Services, L.L.C., at 1-800-414-2879.

          NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON STOCK, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE SUBSCRIPTION DOCUMENTS.